KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated August 22, 2025, with respect to the financial statements of Allspring High Yield Municipal Bond Fund and Allspring Strategic Municipal Bond Fund, to the use of our reports dated September 24, 2025, with respect to the financial statements of Allspring Large Cap Core Fund and Allspring Premier Large Company Growth Fund, and to the use of our report dated October 23, 2025, with respect to the financial statements of Allspring Short-Term High Income Fund, each a series of Allspring Funds Trust, as of June 30, 2025, July 31, 2025, and August 31, 2025, respectively, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts August 19, 2026